Exhibit 99.1

RR DONNELLEY REPORTS FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

GENERATED SIGNIFICANT GROWTH IN NET SALES, EARNINGS AND CASH FLOW

ISSUES FULL YEAR 2018 GUIDANCE

Chicago, February 27, 2018 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the fourth quarter of 2017.

Key messages

•	Net sales grew 3.6% and organic sales grew 2.6% for the fourth quarter 2017 - organic growth represents strongest performance since 2014
•	Diluted earnings per share in the fourth quarter improved significantly over the prior year on both a GAAP and a non-GAAP basis
•	GAAP income from operations increased to $105 million in the fourth quarter; non-GAAP income from operations up 11% to $113 million; both at highest levels since 2014
•	Improved GAAP and non-GAAP operating margins over prior year comparable margins
•	Operating cash flow for the full year up 71% to $218 million
•	Reduced debt by $278 million during 2017 improving leverage ratio by 10%

“We delivered a very strong fourth quarter to cap a successful year,” said Dan Knotts, RRD’s President and Chief Executive Officer. “Our results validate our strategic path and demonstrate our ability to grow sales, aggressively manage costs and generate strong cash flow to invest in our future and reduce debt. Throughout the year, we effectively leveraged our differentiated portfolio of global capabilities to help our clients optimize engagement with their customers — from the marketing programs to acquire new customers and generate repeat customers, to the business communications that our clients need to extend their brand and serve those customers over time. I am pleased with our performance as we advanced our strategic transformation and delivered favorable results for the year.”

Financial highlights

The following table provides an overview of the RRD’s financial performance.

	Q4 2017	Q4 2016	% Change
Net sales	$1.93 billion	$1.86 billion	3.6%
Income (loss) from operations	$104.6 million	$(466.9) million	nm
Net loss attributable to common stockholders - continuing operations (1)	$(52.8) million	$(488.6) million	nm
Diluted loss per share (1)	$(0.75)	$(6.98)	nm
Income from operations - Non-GAAP (2)	$112.5 million	$101.8 million	10.5%
Net earnings attributable to common stockholders - continuing operations - Non-GAAP (2)	$57.1 million	$35.8 million	59.5%
Diluted earnings per share - Non-GAAP (2)	$0.81	$0.51	58.8%
(1)

The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a charge of $110.3 million, or $1.57 per share, in the fourth quarter of 2017. This charge includes a tax on deemed repatriation of accumulated untaxed foreign earnings and the revaluation of deferred tax assets and liabilities, reflecting the Company’s provisional estimate of the new legislation’s impact under recent SEC guidance.

(2)	See page 8 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.93 billion, up $66.9 million or 3.6% from the fourth quarter of 2016. On an organic basis, consolidated net sales increased 2.6% driven by significant volume growth in the International segment.

Gross profit in the fourth quarter of 2017 was $365.0 million or 19.0% of net sales versus $363.7 million or 19.6% of net sales in the prior year quarter. The positive impact from cost reduction initiatives and higher volume in the current year and a one-time charge in Logistics in the prior year were mostly offset by lower gross profit in

Asia due to raw material cost increases and start-up costs related to a new packaging facility, modest price pressure and a continuation of the higher costs of transportation that began in the third quarter of 2017.

Selling, general and administrative expenses (“SG&A”) of $205.8 million, or 10.7% of net sales, in the fourth quarter of 2017 decreased from $219.8 million, or 11.8% of net sales, in the prior year. The improvement was primarily due to cost reduction initiatives and lower variable incentive compensation expense in the current period and spinoff-related transaction expenses in the prior period which were only partially offset by unfavorable changes in foreign exchange rates.

Income from operations was $104.6 million in the fourth quarter compared to a loss from operations of $466.9 million in the 2016 quarter. Fourth quarter 2017 included pre-tax restructuring and other charges of $7.9 million. The prior year period included pre-tax charges of $557.6 million primarily for the impairment of goodwill and intangible assets in the Variable Print segment and $11.1 million for spinoff-related transaction expenses and other items. Non-GAAP income from operations of $112.5 million, or 5.8% of net sales, increased $10.7 million from $101.8 million, or 5.5% of net sales, reported in the prior year period. This increase was primarily due to improvements in gross profit, SG&A and depreciation and amortization expense which were only partially offset by unfavorable changes in foreign exchange rates of nearly $10 million.

Net loss attributable to common stockholders from continuing operations of $52.8 million in the fourth quarter compared to a net loss of $488.6 million in the fourth quarter of 2016. The fourth quarter of 2017 included a $110.3 million charge, or $1.57 per share, related to the Tax Cuts and Jobs Act. The prior year period included the impairment of goodwill and intangible assets in the Variable Print segment, spinoff-related transaction expenses and other charges. Non-GAAP net earnings attributable to common stockholders from continuing operations was $57.1 million, an increase of $21.3 million compared to net earnings of $35.8 million in the fourth quarter of 2016, primarily driven by higher income from operations, lower interest expense and a lower effective tax rate.

Fourth quarter 2017 diluted loss per share attributable to common stockholders from continuing operations was $0.75 compared to diluted loss per share of $6.98 in the fourth quarter of 2016. Non-GAAP diluted earnings per share attributable to common stockholders from continuing operations was $0.81 in 2017 compared to diluted earnings per share of $0.51 in 2016.

Other highlights and information

Unless otherwise noted, today’s results represent RRD following the October 1, 2016 spinoffs of LSC Communications, Inc. (“LSC”) and Donnelley Financial Solutions, Inc. (“Donnelley Financial”) which are presented as discontinued operations for periods prior to October 1, 2016. Further, all references to the number of shares and per share amounts have been retroactively adjusted to give effect to the one-for-three reverse stock split which took place October 1, 2016 immediately following the spinoffs.

Cash provided by operating activities in 2017 was $217.9 million compared to $127.2 million in the prior year period. Capital expenditures in 2017 were $108.5 million versus $172.1 million in the prior year period which included $49.0 million related to discontinued operations. Prior year cash flow amounts include the activities of LSC and Donnelley Financial for periods prior to October 1, 2016 and have not been restated.

As of December 31, 2017, cash on hand was $273.4 million and total debt outstanding was $2.11 billion, including $216.0 million drawn against the credit facility. Availability under the credit facility was $549.5 million at December 31, 2017.

2018 guidance

	Full Year 2018 Guidance	Full Year 2017 Actual
Net sales	$6.80 billion to $7.00 billion	$6.94 billion
Non-GAAP diluted EPS (1)	$0.90 to $1.20	$1.20
Cash flow from operations	$190 million to $225 million	$217.9 million

Depreciation and amortization	$185 million to $190 million	$191.4 million
Interest expense - net	$165 million to $170 million	$179.6 million
Effective tax rate - Non-GAAP (1)(2)	Approximately 40%	22.3%
Capital expenditures	$100 million to $115 million	$108.5 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailment and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(2)

The effective tax rate is expected to increase in 2018 as a result of the impact of the Tax Cuts and Jobs Act, primarily due to anticipated limitations on the Company's domestic interest expense deduction. This estimate may be updated in future periods as new information becomes available, including the issuance of additional interpretations by regulatory bodies. In addition, the 2017 effective tax rate included the benefit of certain discrete adjustments which are not expected to recur in 2018. The higher effective tax rate in 2018 is expected to negatively impact diluted earnings per share by approximately 30 cents per share. As the company grows its domestic earnings and reduces its debt, we expect this effective tax rate to improve.

“We are entering 2018 as a stronger company with a clear focus on executing our proven strategy,” continued Knotts. “As the pace of innovation accelerates and the communications challenges our clients face continue to increase, we have the capabilities to connect our clients with their customers across the full breadth of the customer journey and to achieve greater business impact and operating efficiency. In 2018, we plan to accelerate the growth of our global offerings to continue providing our clients with the services and capabilities they need to put their customers at the center of everything they do. Through a sustained commitment to our strategy, we will continue to enhance and extend our marketing and business communications capabilities to drive value for our clients and long-term sustainable growth for our stockholders.”

Conference call

RRD will host a conference call to discuss its fourth quarter results Wednesday, February 28, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9960 (access code 444464#). For those unable to listen live, a telephonic replay of the call will be available until May 31, 2018 at 320.365.3844 (access code 444464#).

About RRD

RRD is a leading global provider of multichannel solutions for marketing and business communications. With more than 50,000 clients and 42,700 employees across 34 countries, RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to effectively create, manage and execute their multichannel communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings attributable to common stockholders – continuing operations, non-GAAP diluted EPS and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings, non-GAAP diluted EPS and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Full Year 2018 Guidance” in the table included under the “2018 Guidance” section. Statements that are not historical facts, including statements about RR Donnelley management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RR Donnelley believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RR Donnelley’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RR Donnelley’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RR Donnelley’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RR Donnelley’s Form 10-K for the fiscal year ended December 31, 2016, and other filings with the SEC and in other investor communications of RR Donnelley from time to time. RR Donnelley does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RR Donnelley

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Periods Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Total net sales (1)	$1,925.8	$1,858.9	$6,939.6	$6,833.0

Total cost of sales (1) (2)	1,560.8	1,495.2	5,619.3	5,456.2

Total gross profit (2)	365.0	363.7	1,320.3	1,376.8
Selling, general and administrative expenses (SG&A) (2)	205.8	219.8	849.4	900.8
Restructuring, impairment and other charges - net	6.3	560.0	53.0	584.3
Depreciation and amortization	48.3	50.7	191.4	204.2
Other operating expense (income)	—	0.1	—	(11.9)
Income (loss) from operations	104.6	(466.9)	226.5	(300.6)
Interest expense - net	42.3	48.1	179.6	198.7
Investment and other income - net	(1.5)	(1.7)	(48.7)	(2.1)
Loss on debt extinguishment	—	—	20.1	—
Earnings (loss) before income taxes	63.8	(513.3)	75.5	(497.2)
Income tax expense (benefit)	116.1	(25.2)	108.7	(12.3)
Net loss from continuing operations	(52.3)	(488.1)	(33.2)	(484.9)
Loss from discontinued operations, net of tax (3)	—	(25.5)	—	(9.7)
Net loss	(52.3)	(513.6)	(33.2)	(494.6)
Less: Income attributable to noncontrolling interests	0.5	0.5	1.2	1.3
Net loss attributable to RRD common stockholders	$(52.8)	$(514.1)	$(34.4)	$(495.9)

Basic net loss per share attributable to RRD common stockholders:
Continuing operations	$(0.75)	$(6.98)	$(0.49)	$(6.95)
Discontinued operations	—	(0.36)	—	(0.14)
Net loss attributable to RRD stockholders	(0.75)	(7.34)	(0.49)	(7.09)

Diluted net loss per share attributable to RRD common stockholders:
Continuing operations	$(0.75)	$(6.98)	$(0.49)	$(6.95)
Discontinued operations	—	(0.36)	—	(0.14)
Net loss attributable to RRD common stockholders	(0.75)	(7.34)	(0.49)	(7.09)

Weighted average common shares outstanding:
Basic	70.2	70.0	70.2	70.0
Diluted	70.2	70.0	70.2	70.0

Additional information:
Gross margin (2)	19.0%	19.6%	19.0%	20.1%
SG&A as a % of total net sales (2)	10.7%	11.8%	12.2%	13.2%
Operating margin	5.4%	(25.1%)	3.3%	(4.4%)
Effective tax rate	182.0%	4.9%	144.0%	2.5%

(1)

Previously reported total net sales and total cost of sales for the three and twelve months ended December 31, 2016 have been revised throughout this release to reflect the accounting correction for certain contracts with an inventory buy-back option within the Asia reporting unit, which is in the International segment. There was no impact to net earnings (loss) or net earnings (loss) per share. See Note 1, “Basis of Presentation” in our September 30, 2017 Form 10-Q for additional information on these revisions.

(2)	Exclusive of depreciation and amortization.
(3)	Operating results from Donnelley Financial and LSC are classified as discontinued operations for all periods presented.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of December 31, 2017 and December 31, 2016
(UNAUDITED)
(in millions, except per share data)

	12/31/2017	12/31/2016 (1)
Assets

Cash and cash equivalents	$273.4	$317.5
Receivables, less allowances for doubtful accounts	1,417.6	1,331.3
Inventories	416.8	386.8
Prepaid expenses and other current assets	109.1	136.7
Investments in LSC & Donnelley Financial	—	328.7
Total Current Assets	2,216.9	2,501.0
Property, plant and equipment - net	615.1	650.3
Goodwill	588.5	602.0
Other intangible assets - net	143.3	171.9
Deferred income taxes	81.7	108.9
Other noncurrent assets	259.0	234.7
Total Assets	$3,904.5	$4,268.8

Liabilities

Accounts payable	1,094.7	985.3
Accrued liabilities	447.5	541.7
Short-term and current portion of long-term debt	10.8	8.2
Total Current Liabilities	1,553.0	1,535.2
Long-term debt	2,098.9	2,379.2
Pension liabilities	102.7	119.4
Other postretirement benefits plan liabilities	113.2	134.1
Long-term income tax liability	59.4	—
Other noncurrent liabilities	180.2	193.1
Total Liabilities	$4,107.4	$4,361.0

Equity

Common stock, $0.01 par value	0.9	0.9
Authorized: 165.0 shares;
Issued: 89.0 shares in 2017 and 2016

Additional paid-in capital	3,444.0	3,468.5
Accumulated deficit	(2,225.7)	(2,155.4)
Accumulated other comprehensive loss	(103.7)	(55.7)
Treasury stock, at cost, 18.9 shares in 2017 (2016 - 19.1 shares)	(1,333.1)	(1,364.0)
Total RRD stockholders' equity	(217.6)	(105.7)
Noncontrolling interests	14.7	13.5
Total Equity	$(202.9)	$(92.2)
Total Liabilities and Equity	$3,904.5	$4,268.8

(1)

Previously reported receivables, inventories and accounts payable for the period ended December 31, 2016 have been revised throughout this release to reflect the accounting correction for certain contracts with an inventory buy-back option within the Asia reporting unit, which is in the International segment. See Note 1, “Basis of Presentation” in our September 30, 2017 Form 10-Q for additional information on these revisions.

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions)

	2017	2016

Net loss	$(33.2)	$(494.6)
Adjustment to reconcile net loss to net cash provided by operating activities	225.3	1,019.1
Changes in operating assets and liabilities	42.2	(374.8)
Pension and other postretirement benefits plan contributions	(16.4)	(22.5)
Net cash provided by operating activities	$217.9	$127.2

Capital expenditures	(108.5)	(172.1)
All other cash provided by (used in) investing activities	133.2	(28.5)
Net cash provided by (used in) investing activities	$24.7	$(200.6)

Net cash (used in) provided by financing activities	$(294.3)	$19.9

Effect of exchange rate on cash, cash equivalents and restricted cash	17.3	(16.5)

Net change in cash, cash equivalents and restricted cash	$(34.4)	$(70.0)

Cash, cash equivalents and restricted cash at beginning of year	335.9	405.9

Cash, cash equivalents and restricted cash at end of period	$301.5	$335.9

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31, 2017					For the Three Months Ended December 31, 2016
	SG&A (1)	Income from operations	Income tax expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	Cost of sales (1)	SG&A (1)	(Loss) income from operations	Investment and other income - net	Income tax (benefit) expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$205.8	$104.6	$116.1	$(52.8)	$(0.75)	$1,495.2	$219.8	$(466.9)	$(1.7)	$(25.2)	$(488.6)	$(6.98)

Non-GAAP adjustments:

Restructuring, impairment and other charges - net (2)	—	6.3	5.2	1.1	0.01	—	—	560.0	—	42.4	517.6	7.40
Spinoff-related transaction expenses (3)	—	—	—	—	—	—	(8.0)	8.0	—	3.1	4.9	0.07
Tax expense related to the enactment of the Tax Cuts and Jobs Act (4)	—	—	(110.3)	110.3	1.57	—	—	—	—	—	—	—
Income tax adjustment (5)	—	—	3.0	(3.0)	(0.04)	—	—	—	—	0.4	(0.4)	(0.01)
All other (6)	(1.6)	1.6	0.1	1.5	0.02	(0.2)	(0.4)	0.7	(1.4)	(0.2)	2.3	0.03
Total Non-GAAP adjustments	(1.6)	7.9	(102.0)	109.9	1.56	(0.2)	(8.4)	568.7	(1.4)	45.7	524.4	7.49
Non-GAAP measures	$204.2	$112.5	$14.1	$57.1	$0.81	$1,495.0	$211.4	$101.8	$(3.1)	$20.5	$35.8	$0.51

Additional non-GAAP information:			2017	2016
Gross margin (1)			19.0%	19.6%
SG&A as a % of total net sales (1)			10.6%	11.4%
Operating margin			5.8%	5.5%
Effective tax rate			19.7%	36.1%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other charges - net: charges incurred in the fourth quarter of 2017 included pre-tax charges of $4.0 million for employee termination costs; $1.0 million of lease termination and other restructuring costs; $0.6 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; $0.5 million impairment charges of other long-lived assets related to facility closures; and $0.2 million related to the impairment of intangible assets in the commercial and digital print reporting unit within the Variable Print segment. Charges incurred in the fourth quarter of 2016 included pre-tax charges of $527.8 million for the impairment of goodwill in the commercial and digital print and statement printing reporting units within the Variable Print segment; $29.7 million related to the impairment of intangible assets in the commercial and digital print reporting unit within the Variable Print segment; $1.2 million for employee termination costs; $0.6 million of lease termination and other restructuring costs; $0.6 million of other charges; and $0.1 million impairment charges of other long-lived assets.

(3)

Spinoff-related transaction expenses: included pre-tax charges of $8.0 related to consulting and other expenses for the three months ended December 31, 2016 associated with the Separation and Distribution.

(4)

Tax expense related to the enactment of the Tax Cuts and Jobs Act: included a provisional estimate for the one-time transition tax on foreign earnings of $103.5 million, as well as a provisional adjustment to the net deferred tax assets for the reduced corporate income tax rate of $6.8 million.

(5)	Income tax adjustment: related to the recognition of a $3.0 million and $0.4 million deferred income tax benefit for the three months ended December 31, 2017 and 2016, respectively.
(6)	All other: primarily includes a $1.6 million and $0.4 million pension settlement charge for the three months ended December 31, 2017 and 2016, respectively.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Twelve Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions, except per share data)

	For the Twelve Months Ended December 31, 2017						For the Twelve Months Ended December 31, 2016
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	Cost of sales (1)	Gross profit (1)	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$849.4	$226.5	$(48.7)	$108.7	$(34.4)	$(0.49)	$5,456.2	$1,376.8	$900.8	$(300.6)	$(2.1)	$(12.3)	$(486.2)	$(6.95)

Non-GAAP adjustments:
Restructuring, impairment and other charges - net (2)	—	53.0	—	13.0	40.0	0.57	—	—	—	584.3	—	46.2	538.1	7.68
Spinoff-related transaction expenses (3)	(3.3)	3.3	—	1.2	2.1	0.03	—	—	(8.0)	8.0	—	3.1	4.9	0.07
Acquisition-related expenses (4)	—	—	—	—	—	—	—	—	(2.7)	2.7	—	0.9	1.8	0.03
Pension settlement charges (5)	(1.6)	1.6	—	0.2	1.4	0.02	—	—	(21.1)	21.1	—	8.2	12.9	0.18
OPEB curtailment gains (6)	—	—	—	—	—	—	16.2	(16.2)	3.3	(19.5)	—	(7.5)	(12.0)	(0.17)
Loss on debt extinguishments (7)	—	—	—	7.5	12.6	0.18	—	—	—	—	—	—	—	—
Net gain on investments (8)	—	—	43.7	1.2	(44.9)	(0.64)	—	—	—	—	(1.3)	—	1.3	0.02
Net gain on disposal of businesses (9)	—	—	—	—	—	—	—	—	—	(11.9)	—	0.2	(12.1)	(0.16)
Tax expense related to the enactment of the Tax Cuts and Jobs Act (10)	—	—	—	(110.3)	110.3	1.57	—	—	—	—	—	—	—	—
Income tax adjustment (11)	—	—	—	3.0	(3.0)	(0.04)	—		—	—	—	0.4	(0.4)	(0.01)
Total Non-GAAP adjustments	(4.9)	57.9	43.7	(84.2)	118.5	1.69	16.2	(16.2)	(28.5)	584.7	(1.3)	51.5	534.5	7.64
Non-GAAP measures	$844.5	$284.4	$(5.0)	$24.5	$84.1	$1.20	$5,472.4	$1,360.6	$872.3	$284.1	$(3.4)	$39.2	$48.3	$0.69

Additional non-GAAP information:			2017	2016
Gross margin (1)			19.0%	19.9%
SG&A as a % of total net sales (1)			12.2%	12.8%
Operating margin			4.1%	4.2%
Effective tax rate			22.3%	44.1%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other charges - net: charges incurred in the twelve months ended December 31, 2017 included pre-tax charges of $23.5 million for employee termination costs; $21.3 million for the impairment of goodwill in the digital and creative solutions reporting unit within the Strategic Services segment; $4.8 million of lease termination and other restructuring costs; $2.3 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; $0.2 million related to the impairment of intangible assets in the commercial and digital print reporting unit within the Variable Print segment; and $0.9 million of net impairment charges of long-lived assets. Charges incurred in the twelve months ended December 31, 2016 included pre-tax charges of $527.8 million for the impairment of goodwill in the commercial and digital print and statement printing reporting units within the Variable Print segment; $29.7 million related to the impairment of intangible assets in the commercial and digital print reporting unit within the Variable Print segment; $21.9 million for employee termination costs; $3.5 million of lease termination and other restructuring costs; $2.3 million of other charges; and a $0.9 million net gain on the sale of previously impaired other long-lived assets.

(3)	Spinoff-related transaction expenses: included charges related to consulting and other expenses for the twelve months ended December 31, 2017 and 2016, associated with the 2016 spinoff transactions.
(4)	Acquisition-related expenses: included charges related to legal, accounting and other expenses for the twelve months ended December 31, 2016 associated with completed or contemplated acquisitions.
(5)	Pension settlement charges: included non-cash pension settlement charges during the twelve months ended December 31, 2017 and 2016.
(6)	OPEB curtailment gains: included a pre-tax gain as a result of curtailments of the Company’s OPEB plans during the twelve months ended December 31, 2016.
(7)

Loss on debt extinguishments: related to the premiums paid in connection with the tenders, unamortized debt issuance costs and other expenses due to the repurchase of debentures and senior notes, the debt-for-equity exchange of senior notes and the amendment and restatement of the credit agreement during the twelve months ended December 31, 2017.

(8)

Net gain on investments: included a pre-tax non-cash net realized gain of $94.0 million ($95.7 million after-tax) resulting from the debt-for-equity exchange of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.8 million after-tax) resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s retained shares in LSC during the twelve months ended December 31, 2017. The twelve months ended December 31, 2016 included a pre-tax loss of $1.4 million resulting from the impairment of one of the Company’s equity investments and pre-tax gain of $0.1 million resulting from the sale of certain of the Company’s affordable housing investments.

(9)	Gain on disposal of businesses: included a pre-tax net gain on the sale of entities in the International segment during the twelve months ended December 31, 2016.
(10)

Tax expense related to the enactment of the Tax Cuts and Jobs Act: included a provisional estimate for the one-time transition tax on foreign earnings of $103.5 million, as well as a provisional adjustment to the net deferred tax assets for the reduced corporate income tax rate of $6.8 million.

(11)	Income tax adjustments: related to the recognition of a $3.0 million and $0.4 million deferred income tax benefit for the twelve months ended December 31, 2017 and 2016, respectively.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions)

	Variable Print	Strategic Services	International	Corporate	Consolidated
For the Three Months Ended December 31, 2017
Net sales	$833.5	$491.4	$600.9	$—	$1,925.8
Income (loss) from operations	74.8	10.4	35.4	(16.0)	104.6
Operating margin %	9.0%	2.1%	5.9%	nm	5.4%

Non-GAAP Adjustments
Restructuring, impairment and other charges - net	1.0	1.0	2.1	2.2	6.3
Pension settlement charges	—	—	1.6	—	1.6
Total Non-GAAP adjustments	1.0	1.0	3.7	2.2	7.9

Non-GAAP income (loss) from operations	$75.8	$11.4	$39.1	$(13.8)	$112.5
Non-GAAP operating margin %	9.1%	2.3%	6.5%	nm	5.8%

Depreciation and amortization	28.5	5.4	13.5	0.9	48.3
Investment and other income - net (1)	—	—	—	1.5	1.5
Non-GAAP Adjusted EBITDA	$104.3	$16.8	$52.6	$(11.4)	$162.3
Non-GAAP Adjusted EBITDA margin %	12.5%	3.4%	8.8%	nm	8.4%

For the Three Months Ended December 31, 2016
Net sales	$833.6	$497.3	$528.0	$—	$1,858.9
(Loss) income from operations	(493.5)	1.5	48.9	(23.8)	(466.9)
Operating margin %	nm	0.3%	9.3%	nm	(25.1%)

Non-GAAP Adjustments
Restructuring, impairment and other charges - net	558.2	0.1	2.7	(1.0)	560.0
Pension settlement charges	—	—	—	0.4	0.4
OPEB curtailment gains	—	—	—	0.2	0.2
Spinoff-related transaction expenses	—	—	0.1	7.9	8.0
Loss on dispositions of businesses	—	—	0.1	—	0.1
Total Non-GAAP adjustments	558.2	0.1	2.9	7.5	568.7

Non-GAAP income (loss) from operations	$64.7	$1.6	$51.8	$(16.3)	$101.8
Non-GAAP operating margin %	7.8%	0.3%	9.8%	nm	5.5%

Depreciation and amortization	31.0	5.4	14.3	—	50.7
Investment and other income - net (1)	—	—	—	3.1	3.1
Non-GAAP Adjusted EBITDA	$95.7	$7.0	$66.1	$(13.2)	$155.6
Non-GAAP Adjusted EBITDA margin %	11.5%	1.4%	12.5%	nm	8.4%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments. The non-GAAP adjustment for the three months ended December 31, 2016, was a $1.4 million loss from impairment of an equity investment.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Twelve Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions)

	Variable Print	Strategic Services	International	Corporate	Consolidated
For the Twelve Months Ended December 31, 2017
Net sales	$3,113.1	$1,765.7	$2,060.8	$—	$6,939.6
Income (loss) from operations	189.0	3.4	89.2	(55.1)	226.5
Operating margin %	6.1%	0.2%	4.3%	nm	3.3%

Non-GAAP Adjustments
Restructuring, impairment and other charges - net	7.2	25.2	10.7	9.9	53.0
Pension settlement charges	—	—	1.6	—	1.6
Spinoff-related transaction expenses	—	—	—	3.3	3.3
Total Non-GAAP adjustments	7.2	25.2	12.3	13.2	57.9

Non-GAAP income (loss) from operations	$196.2	$28.6	$101.5	$(41.9)	$284.4
Non-GAAP operating margin %	6.3%	1.6%	4.9%	nm	4.1%

Depreciation and amortization	114.7	18.0	54.6	4.1	191.4
Investment and other income - net (1)	—	—	—	5.0	5.0
Non-GAAP Adjusted EBITDA	$310.9	$46.6	$156.1	$(32.8)	$480.8
Non-GAAP Adjusted EBITDA margin %	10.0%	2.6%	7.6%	nm	6.9%

For the Twelve Months Ended December 31, 2016
Net sales	$3,145.4	$1,726.9	$1,960.7	$—	$6,833.0
(Loss) income from operations	(349.5)	26.8	150.7	(128.6)	(300.6)
Operating margin %	nm	1.6%	7.7%	nm	(4.4%)

Non-GAAP Adjustments
Restructuring, impairment and other charges - net	562.9	2.1	8.9	10.4	584.3
Pension settlement charges	—	—	—	21.1	21.1
OPEB curtailment gains	—	—	—	(19.5)	(19.5)
Spinoff-related transaction expenses	—	—	0.1	7.9	8.0
Acquisition-related expenses	—	—	—	2.7	2.7
Net (gain) loss on disposal of businesses	—	—	(12.5)	0.6	(11.9)
Total Non-GAAP adjustments	562.9	2.1	(3.5)	23.2	584.7

Non-GAAP income (loss) from operations	$213.4	$28.9	$147.2	$(105.4)	$284.1
Non-GAAP operating margin %	6.8%	1.7%	7.5%	nm	4.2%

Depreciation and amortization	121.5	19.4	61.0	2.3	204.2
Investment and other income - net (1)	—	—	(0.1)	3.5	3.4
Non-GAAP Adjusted EBITDA	$334.9	$48.3	$208.1	$(99.6)	$491.7
Non-GAAP Adjusted EBITDA margin %	10.6%	2.8%	10.6%	nm	7.2%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily include proceeds from company-owned life insurance and dividend income from LSC. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2017, included pre-tax net realized gain of $94.0 million resulting from the debt-for-equity exchange of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million resulting from the sale of the Company’s retained shares in LSC. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2016, included a pre-tax loss of $1.4 million resulting from the impairment of one of the Company’s equity investments and a pre-tax gain of $0.1 million resulting from the sale of certain of the Company’s affordable housing investments.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended December 31, 2017
(UNAUDITED)
(in millions)

	Variable Print	Strategic Services	International	Consolidated
Reported net sales change	0.0%	(1.2%)	13.8%	3.6%
Less:
Year-over-year impact of changes in foreign currency (FX) rates	---%	---%	3.5%	1.0%

Net organic sales change (1)	0.0%	(1.2%)	10.3%	2.6%
(1)	Adjusted for the impact of changes in FX rates.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Twelve Months Ended December 31, 2017
(UNAUDITED)
(in millions)

	Variable Print	Strategic Services	International	Consolidated
Reported net sales change	(1.0%)	2.2%	5.1%	1.6%
Less:
Impact of acquisitions (1)	0.7%	1.0%	---%	0.7%
Year-over-year impact of changes in foreign currency (FX) rates	---%	---%	0.1%	0.0%
Year-over-year impact of dispositions (2)	---%	---%	(0.3%)	(0.1%)
Year-over-year impact of new sales under the Commercial Agreements (3)	---%	3.6%	0.4%	1.0%

Net organic sales change (4)	(1.7%)	(2.4%)	4.9%	0.0%
(1)

The reported results of the Company include the results of acquired businesses from the acquisition date forward. To calculate the impact of the acquisition of Precision Dialogue in August of 2016, the Company has calculated pro forma net sales as if the acquisition took place on January 1, 2016 for the purposes of this schedule. This resulted in the addition of $36.8 million of pro forma net sales in 2016.

(2)	Adjusted for net sales of disposed businesses: entities within the International segment were disposed in the first and third quarters of 2016.
(3)	Adjusted for new sales as a result of the Commercial Agreements entered into in conjunction with the spinoff transactions.
(4)	Adjusted for net sales of acquired and disposed businesses, new sales under the Commercial agreements and the impact of changes in FX rates.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions)

	For the Three Months Ended December 31,
	2017	2016

GAAP net loss attributable to RRD common stockholders	$(52.8)	$(514.1)

Adjustments
Loss from discontinued operations, net of tax	—	25.5
Income attributable to noncontrolling interests	0.5	0.5
Income tax expense (benefit)	116.1	(25.2)
Interest expense - net	42.3	48.1
Depreciation and amortization	48.3	50.7
Loss from impairment of an equity investment	—	1.4
Restructuring, impairment and other charges - net	6.3	560.0
Spinoff-related transaction costs	—	8.0
Net loss on disposal of businesses	—	0.1
Pension settlement charges	1.6	0.4
OPEB curtailment gains	—	0.2
Total Non-GAAP adjustments	215.1	669.7

Non-GAAP adjusted EBITDA from continuing operations	$162.3	$155.6

Net sales	$1,925.8	$1,858.9
Non-GAAP adjusted EBITDA margin %	8.4%	8.4%

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Twelve Months Ended December 31, 2017 and 2016
(UNAUDITED)
(in millions)

	For the Twelve Months Ended December 31,
	2017	2016

GAAP net loss attributable to RRD common stockholders	$(34.4)	$(495.9)

Adjustments
Loss from discontinued operations, net of tax	—	9.7
Income attributable to noncontrolling interests	1.2	1.3
Income tax expense (benefit)	108.7	(12.3)
Interest expense - net	179.6	198.7
Depreciation and amortization	191.4	204.2
Restructuring, impairment and other charges - net	53.0	584.3
Loss on debt extinguishments	20.1	—
Net gain on sale of LSC and Donnelley Financial shares	(42.4)	—
Loss from impairment of an equity investment	—	1.4
Gain from the sale of certain of the Company's affordable housing investments	(1.3)	(0.1)
Spinoff-related transaction costs	3.3	8.0
Acquisition-related expenses	—	2.7
Net gain on disposal of businesses	—	(11.9)
Pension settlement charges	1.6	21.1
OPEB curtailment gains	—	(19.5)
Total Non-GAAP adjustments	515.2	987.6

Non-GAAP adjusted EBITDA from continuing operations	$480.8	$491.7

Net sales	$6,939.6	$6,833.0
Non-GAAP adjusted EBITDA margin %	6.9%	7.2%